EXHIBIT 16.1

October 25, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated October 25, 2016, of Patriot Gold Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

Sincerely,

/s/ Peterson Sullivan LLP